Exponential ETFs
Code of Ethics
January 2019

I.	INTRODUCTION

High ethical standards are essential for the success of Exponential and to maintain the confidence of Advisory Clients and Investors. Exponential is of the view that its long-term business interests are best served by adherence to the principle that Advisory Clients’ and Investors’ interests come first. Exponential has a fiduciary duty to Advisory Clients and Investors which requires individuals associated with Exponential to act solely for the benefit of Advisory Clients and Investors. Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with Exponential. In addition, potential conflicts of interest could arise due to Exponential’s Employees serving as directors of issuers in which the Advisory Clients invest. In recognition of Exponential’s fiduciary obligations to its Advisory Clients and Investors and Exponential’s desire to maintain its high ethical standards, and in connection with the requirements of the Advisers Act, Exponential has adopted this Code of Ethics containing provisions designed to: (i) prevent improper personal trading by Access Persons; (ii) prevent improper use of material, non-public information about securities recommendations made by Exponential or securities holdings of Advisory Clients; (iii) identify conflicts of interest; and (iv) provide a means to resolve any actual or potential conflict in favor of the Advisory Clients.

All Access Persons are required to comply with applicable federal and state securities laws. Failure to adhere to federal and state securities laws could expose an Access Person to sanctions imposed by Exponential, the SEC or law enforcement officials. These sanctions may include, among others, disgorgement of profits, suspension or termination of employment by Exponential, or criminal or civil penalties. If there is any doubt as to whether a federal or state securities law applies, Access Persons should consult the Chief Compliance Officer.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment for Access Persons of Exponential. If there is any doubt as to the propriety of any activity, Access Persons should consult with the Chief Compliance Officer, who is charged with the administration of this Code of Ethics (including distribution of the Code of Ethics and any amendments to Access Persons), has general compliance responsibility for Exponential and may offer guidance on securities laws and acceptable practices, as the same may change from time to time. The Chief Compliance Officer may rely upon the advice of outside legal counsel and/or compliance consultants.

II.	APPLICABILITY OF CODE OF ETHICS

A.
Personal Accounts of Access Persons. This Code of Ethics applies to all Personal Accounts of all Access Persons. In addition to accounts held in the name of, or for the benefit of, the Access Person, a Personal Account also includes an account maintained by or for:

G-1

(1)	Access Person’s spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

(2)	Any individuals who live in the Access Person’s household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;

(3)	Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls or (ii) for whom the Access Person provides discretionary advisory services;

(4)	Any trust or other arrangement which names the Access Person as a beneficiary; and

(5)
Any partnership, corporation, or other entity of which the Access Person is a director, officer or general partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.

Upon receipt of this Compliance Manual, each Access Person must provide a comprehensive list of all Personal Accounts to Exponential’s Chief Compliance Officer. A sample Personal Accounts disclosure form is attached hereto as Appendix G-6.

B.
Access Person as trustee. A Personal Account does not include any account for which an Access Person serves as trustee of a trust for the benefit of (i) a person to whom the Access Person does not provide primary financial support or (ii) an independent third party.

(1)
Personal Accounts of Other Access Persons. A Personal Account of an Access Person that is managed by another Access Person is considered to be a Personal Account only of the Access Person who has a Beneficial Ownership in the Personal Account. The account is considered to be a client account with respect to the Access Person managing the Personal Account.

(2)
Solicitors/Consultants. Non-employee Solicitors or consultants are not subject to this Code of Ethics unless the Solicitor/consultant, as part of his duties on behalf of Exponential (i) makes or participates in the making of investment recommendations for Exponential’s clients or (ii) obtains information on recommended investments for Exponential’s Advisory Clients.

III.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

A.
It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. When anything under this Code of Ethics prohibits the purchase or sale of a security, it also prohibits the short sale of such security as well as the purchase or sale of any related securities such as puts, calls, other options or rights

G-2

in such securities. Personal securities transactions for Access Persons may be effected only in accordance with the provisions of the Code of Ethics.

B.
Pre-clearance of transactions in Personal Account. An Access Person must obtain the prior approval of the Chief Compliance Officer before engaging in any transaction in any security position (with the exception of certain securities expressly identified below), including, for the avoidance of doubt, any transaction in a:

(i)	direct or indirect purchase or sale of beneficial ownership in a security in an initial public offering;

(ii)
direct or indirect purchase or sale of beneficial ownership in a security in a limited offering, which includes but is not limited to, U.S. and offshore hedge funds, private equity funds and venture capital funds (including, for the avoidance of doubt, any funds managed by Exponential); and

(iii)	direct or indirect purchase or sale of beneficial ownership in any publicly traded security.

[ (i), (ii), (iii), together defined as a “Covered Security.”]

An Access person may not buy or sell a Covered Security within five (5) business days before or after the Fund or any client trades in the security.

Pre-clearance requests generally should be done through the Chief Compliance Officer. The Chief Compliance Officer shall submit pre-clearance requests to the Chief Executive Officer. A sample Pre-Clearance Form is attached hereto as Appendix G-2.

Any approval given under this section with respect to transactions in publicly- traded securities will remain in effect for 2 business days, and any approval given under this paragraph with respect to transactions in privately-offered securities will remain in effect for 14 business days.

Pre-clearance is not required with respect to transactions in fixed income securities, mutual funds, or ETFs. Note that ETFs are considered Reportable Securities (Section IV) and thus must still be disclosed in regular reporting.

In addition, pre-clearance is not required to be submitted with respect to any transactions effected pursuant to any Personal Account over which the Access Person has (or had) no direct or indirect influence or control.

Access Persons are subject to a minimum holding period of 30-days in connection with all securities transactions that are required to be pre-cleared (the “Minimum Holding Period”). However, the Minimum Holding Period shall not prohibit an Access Person from closing out a position that is down more than 15% from purchase price (pre-clearance is also not required to close out such position;

G-3

however, the Access Person must nonetheless notify the Chief Compliance Officer of such transaction).

Even if pre-approval is obtained, Access Persons must not buy or sell, or recommend that others buy or sell, securities of a company if the Access Person has material non-public information about the company in question.

IV.	REPORTING REQUIREMENTS

A.	All Access Persons are required to submit to the Chief Compliance Officer (or his Designated Person) (subject to the applicable provisions of Section V. below) the following reports.

(1)
Initial Holdings Report – Access Persons are required to provide the Chief Compliance Officer with an Initial Holdings Report within 10 days of the date that such person became an Access Person that meets the following requirements:

(a)
Must disclose all of the Access Person’s current securities holdings with the following content for each Reportable Security (as defined in IV.B. below) in which the Access Person has any direct or indirect beneficial ownership:

title and type of Reportable Security;
ticker symbol or CUSIP number (as applicable); number of shares;
principal amount of each Reportable Security.

(b)	Must disclose the name of any broker, dealer or bank with which the Access Person maintains a Personal Account.

(c)	Information contained in Initial Holding Reports must be current as of a date no more than 45 days prior to the date of submission.

(d)	The date upon which the report was submitted.

(e)
The Initial Holdings Report generally must be filed with the Chief Compliance Officer and the Access Person must attest to the accuracy of the reported holdings. A sample Initial Holdings Report is attached hereto as Appendix G-3.

(f)	Brokerage statements may be included with the Initial Holdings Report in lieu of supplying a separate account of the data.

(2)	Annual Holdings Reports – Subject to the applicable provisions of Section V. below, Access Persons must also provide Annual Holdings Reports of all current Reportable Securities holdings at least once during each 12 month period (the “Annual Holding Certification Date”). For purposes of this Code of Ethics, the Annual Holdings Certification Date is December 31 and Annual Holdings Reports must be submitted within 45 days of such date (beginning in 2013). From a content perspective, such Annual Holdings Reports must comply with the requirements of Section IV.A. (1)(a), (b) and (c) above. The Annual Holdings Report generally must be filed with the Chief Compliance Officer and the Access Person must attest to the accuracy of the reported holdings. A sample Annual Holdings Report is attached hereto as Appendix G-4.

Brokerage statements may be included with the Annual Holdings Report in lieu of supplying a separate account of the data.

(1)
Quarterly Transaction Reports – Subject to the applicable provisions of Section V. below, Access Persons must also provide quarterly securities transaction reports for each transaction in a Reportable Security (as defined in Section IV.B. below) in which the Access Person has any direct or indirect beneficial ownership. Such quarterly transaction reports must meet the following requirements:

(a)	Content Requirements – Quarterly transaction report must include: date of transaction;
title of Reportable Security;
ticker symbol or CUSIP number of Reportable Security (as applicable);
interest rate or maturity rate (if applicable); number of shares;
principal amount of Reportable Security; nature of transaction (i.e., purchase or sale);
price of Reportable Security at which the transaction was effected;
the name of broker, dealer or bank through which the transaction was effected;
the date upon which the Access Person submitted the report.

(b)	Timing Requirements – Subject to Section V.C., Access Persons must submit a quarterly transaction report no later than 30 days after the end of each quarter.

(c)
Access Persons generally must meet the Quarterly Transaction Report requirement by reporting to the Chief Compliance Officer, and attesting to the accuracy of the reported transactions. A sample Quarterly Transaction Report is attached hereto as Appendix G-5.

G-5

(d)	Brokerage statements may be included with the Quarterly Transaction Report in lieu of supplying a separate account of the data.

B.
Definition of Reportable Security – for purposes of the reporting requirements, a Reportable Security is any financial instrument that is known as a security and as defined in detail in section 202(a)(18) of the advisers act, except that it does not include:

(1)	Direct obligations of the Government of the United States;
(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(3)	Shares issued by money market funds;
(4)
Shares issued by registered open-end funds; provided that such funds are NOT advised by Exponential or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Exponential;

(5)
Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds; provided that such funds are NOT advised by Exponential or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Exponential.

For the avoidance of doubt, Access Persons should note that ETFs do not require pre-clearance approval but are still Reportable Securities.

V.	EXCEPTIONS FROM REPORTING REQUIREMENTS/ ALTERNATIVE TO QUARTERLY TRANSACTION REPORTS

This Section sets forth exceptions from the reporting requirements of Section IV of this Code of Ethics. All other requirements will continue to apply to any holding or transaction exempted from reporting pursuant to this Section. Accordingly, the following transactions will be exempt only from the reporting requirements of Section IV:
A.
No Initial Holdings Report, Annual Holdings Report or Quarterly Transaction Report is required to be filed by an Access Person with respect to securities held in any Personal Account over which the Access Person has (or had) no direct or indirect influence or control; and

B.
Quarterly Transaction Reports are not required to be submitted with respect to any transactions effected pursuant to an automatic investment plan (although holdings need to be included on Initial and Annual Holdings Reports).

G-6

VI.	PROTECTION OF MATERIAL NON-PUBLIC INFORMATION ABOUT SECURITIES/INVESTMENT RECOMMENDATIONS

A.	General
Access Persons should note that Exponential has a duty to safeguard material, non-public information about securities/investment recommendations provided to (or made on behalf of) Advisory Clients. As such, Access Persons generally should not share such information outside of Exponential and should limit such information internally to such Access Persons who have a pressing “need to know.”

Access Persons and Exponential may provide such information to persons or entities providing services to Exponential or Advisory Clients where such information is required to effectively provide the services in question.

Examples of such are:
•	brokers;
•	accountants or accounting support service firms;
•	custodians;
•	transfer agents;
•	bankers;
•	lawyers; and
•	compliance consultants

If there are any questions about the sharing of material, non-public information about securities/investment recommendations made by Exponential please see the Chief Compliance Officer.

It is essential that information about the investment activities of Advisory Clients be maintained in confidence.

The policies set forth below are designed to comply with the requirements of applicable law or agreements to which Exponential is a party and to avoid even the appearance of impropriety.

1.
Access Persons of Exponential should conduct their business and social activities so as to avoid the risk of inadvertent disclosure of confidential information about Advisory Client investment activities. Thus, investments should not be discussed in public places, including, without limitation, trains, airplanes, hired vehicles and restaurants.

2.	Investment activities should not be discussed within hearing range of visitors to Exponential’s offices.

3.	Investment activities should not be discussed with friends or relatives, including those living in the same household as an Access Person.
G-7

4.
When practicable, visitors to the offices of Exponential should be restricted to conference rooms. Access Persons of Exponential should take care to keep confidential information out of sight when visitors are present in their individual offices.

VII.	OVERSIGHT OF CODE OF ETHICS

A.	Reporting. Any situation that may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the Chief Compliance Officer.

Exponential is committed to maintaining compliance with applicable laws, regulations, and internal policies. There are times when it may be appropriate for an Access Person to question, in good faith, whether a policy, practice, or other activity might be a violation of law or policy. There also may be occasions in which a concerned Access Person might feel it necessary, in good faith, to go beyond mere questioning and file a protest or complaint about an activity. Access Persons are encouraged to bring perceived violations of law or internal policies to the attention of the Chief Compliance Officer. Concerns may be brought to the attention of the Chief Compliance Officer on a confidential or anonymous basis. However, Exponential may be unable to fully evaluate a vague or general concern that is made on a confidential or anonymous basis. It should be noted that Exponential may be obligated by law or otherwise to disclose the substance of a concern to regulators and/or investors. In such situations, Exponential will endeavor to protect the confidentiality of the source of the information, though this may not always be possible.

Any Access Person reporting a concern to the Chief Compliance Officer under this policy must act in good faith and have reasonable grounds for believing the matter raised constitutes a possible violation of law or internal policy. Exponential has a non- retaliation policy to protect those Access Persons who report such matters in good faith. More specifically, Exponential will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any Access Person based upon the lawful and good faith actions of such Access Person in raising a concern with the Chief Compliance Officer. It is, however, noted that the act of making allegations that prove to be unsubstantiated or made maliciously, recklessly, with gross negligence or knowledge that such allegations are false will be viewed as a serious offense and may result in discipline (including without limitation termination of employment and civil or criminal liability).

B.
Review of Transactions. Each Access Person’s transactions in his/her Personal Accounts may be reviewed on a regular basis. Any transactions that are believed to be a violation of this Code of Ethics should be reported promptly to the Chief Compliance Officer.

C.
Sanctions. The executive management of Exponential, with advice of outside legal counsel, at its discretion, shall consider reports made to management and/or the Chief Compliance Officer and upon determining that a violation of this Code of

G-8

Ethics has occurred, may impose such sanctions or remedial action management deems appropriate or to the extent required by law (as may be advised by outside legal counsel or other advisors). These sanctions may include, among other things, disgorgement of profits, or suspension or termination of employment with Exponential. In addition, violations of the Code of Ethics may subject Access Persons to civil and criminal penalties, including fines and imprisonment.

VIII.	COMPLIANCE WITH FEDERAL SECURITIES LAWS

All Access Persons are required to comply with applicable Federal Securities Laws. Failure to adhere to Federal Securities Laws could expose an Access Person to sanctions imposed by Exponential, the SEC or law enforcement officials. These sanctions may include, among others, disgorgement of profits, suspension or termination of employment by Exponential, or criminal or civil penalties. If there is any doubt as to whether a Federal Securities Law applies, Access Persons should consult the Chief Compliance Officer.

IX.	CONFIDENTIALITY OF REPORTING

All reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.
G-9

APPENDIX G-1

CODE OF ETHICS ACKNOWLEDGEMENT

I, the undersigned Access Person, hereby acknowledge receipt of Exponential’s Code of Ethics and hereby certify that I have read and understand it, have had an opportunity to ask questions about it, and agree to abide by it.

I hereby represent that all my personal securities transactions will be effected in compliance with the Code of Ethics. I also confirm that I have reported all of my Personal Accounts to the Chief Compliance Officer, as required by the Code of Ethics.

Signature of Access Person	Compliance Review Signature

Name of Access Person	Compliance Review Name / Title

Date	Date

G-10

APPENDIX G-2
PRE-CLEARANCE FORM FOR TRANSACTIONS IN
PERSONAL ACCOUNTS OF ACCESS PERSONS
Please read and confirm your understanding of the following representations by initialing each:
            Pre-Approval Required. I understand that I must receive pre-approval in order to engage in certain transactions in Reportable Securities in my Personal Accounts.
           Approval Period. I understand that approvals given pursuant to this form are valid for only 2 business days from the date pre-clearance is granted (with respect to transactions in publicly-traded securities) and 14 business days from the date pre- clearance is granted (with respect to transactions in privately-offered securities).
           Insider Information. I understand that I am strictly prohibited from trading on, recommending others to trade on, or otherwise using for my benefit, material non- public information.
            Prohibited Transactions. The proposed trades are not prohibited by Exponential’s Code of Ethics or any applicable law.
            Conflicts of Interest. I am aware of no actual or apparent conflicts of interest that would result from these proposed trades.

Proposed Trades
Name of Security	Type of Instrument	Symbol or CUSIP Number	Number of Shares, Bonds, Options, etc. to be Traded	Current Price of instrument (in $USD)	Broker/ Dealer Used for Trade

*Add additional lines as necessary*

Approved Denied

Signature of Access Person	Compliance Review Signature

Name of Access Person	Compliance Review Name / Title

Date	Date

G-11

APPENDIX G-3
INITIAL HOLDINGS REPORT FOR ACCESS PERSONS

Name of Access Person:

Date of Submission of Report:

In connection with my status as an Access Person at Exponential Investment Advisory, L.P., I have submitted brokerage statements or provided below all of my holdings in Reportable Securities that are held in my Personal Accounts (as defined in Exponential’s Code of Ethics).

Title and Type of Security	Ticker Symbol or CUSIP Number (As Applicable)	Number of Shares Held	Principal Amounts of Shares	Broker/Dealer or Bank Where Securities Are Held

*Add additional lines as necessary*
OR
            No holdings in Reportable Securities

The undersigned Access Person certifies that all information contained in this report is true and correct as of                            , 201_ (which must be a date within 45 days that this report is submitted to the Chief Compliance Officer).

Signature of Access Person	Compliance Review Signature

Name of Access Person	Compliance Review Name / Title

Date	Date

G-12

APPENDIX G-4
ANNUAL HOLDINGS REPORT FOR ACCESS PERSONS

Name of Access Person:

Date of Submission Report:

I have submitted brokerage statements or provided below all of my holdings in Reportable Securities (as defined in Exponential’s Code of Ethics) that are held in my Personal Accounts (as defined in Exponential’s Code of Ethics) as of December 31, 20 (the “Annual Holdings Certification Date”).

Title and Type of Security	Exchange Ticker Symbol or CUSIP Number (As Applicable)	Number of Shares (for Equity Securities)	Principal Amount (for Debt Securities, e.g., Bonds)	Broker/Dealer Or Bank Where Securities Are Held

*Add additional lines as necessary*

OR
              No holdings in Reportable Securities (as defined in Exponential’s Code of Ethics) as of the Annual Holdings Certification Date.

The undersigned Access Person certifies that all information contained in this report is true and correct as of                                             , 201_ (which must be a date within 45 days of the Annual Holdings Certification Date (December 31, 20  )).

Signature of Access Person	Compliance Review Signature

Name of Access Person	Compliance Review Name / Title

Date	Date

G-13

APPENDIX G-5

QUARTERLY TRANSACTION REPORT FOR ACCESS PERSONS

Name of Access Person:

Date of Submission of Report:

I have submitted brokerage statements or provided below all of the transaction in Reportable Securities (as defined in Exponential’s Code of Ethics) made in my Personal Accounts (as defined in Exponential’s Code of Ethics) for the quarter beginning on [  ] and ending on [ ].

Date of Transaction	Nature of Transaction (i.e., purchase, sale or other type of acquisition or disposition)	Title and Type of Security	Price of Security at which Transaction was Effected	Exchange Ticker Symbol or CUSIP Number (As Applicable)	Number of Shares (for Equity Securities)	Principal Amount, Interest Rate and Maturity Date (for Debt Securities, e.g., Bonds)	Broker/Dealer or Bank Through Which Transaction was Effected

*Add additional lines as necessary*

 OR
            No transactions in Reportable Securities (as defined in Exponential’s Code of Ethics)
The undersigned Access Person certifies that all information contained herein is true and correct as of [ ].

Signature of Access Person	Compliance Review Signature

Name of Access Person	Compliance Review Name / Title

Date	Date

G-14

APPENDIX G-6

LIST OF PERSONAL ACCOUNTS OF ACCESS PERSONS

Name of Access Person:

Date of Submission Report:

The following sets forth all of my Personal Accounts (as defined in Exponential’s Code of Ethics):

Name of Account (including brokerage accounts and bank accounts which are used substantially as brokerage accounts)	Account Number	Firms through which Transactions are Effected

*Add additional lines as necessary*

OR
              I do not have any Personal Accounts
In addition, I certify that I will update Exponential Investment Advisory, L.P. if and when there are changes to the information identified above.

Signature of Access Person	Compliance Review Signature

Name of Access Person	Compliance Review Name / Title

Date	Date

G-15